Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

Chief Executive Officer and President, CCF Holding Company

Leonard A. Moreland,

Chief Executive Officer & President, Heritage Bank

101 North Main Street

Jonesboro GA 30236

(770) 478-8881

CCF Holding Company Announces Share Repurchase Program

Jonesboro, GA August 20, 2007: CCF Holding Company, the parent Company of Heritage Bank in Jonesboro, Georgia, today announced that the Board of Directors has approved a stock repurchase program pursuant to which the Company will, from time to time over the next twelve months, repurchase up to 150,000 shares of its outstanding common stock. The Company may repurchase these shares in privately negotiated transactions or in the open market.

David Turner, CEO and President of the Company, said, “We believe that this repurchase program will enable the Company to take advantage of investment opportunities in CCF Holding Company stock as they arise and that it will ultimately benefit the Company and its shareholders.”

For more information on Heritage Bank’s business products, please call 770-478-8881. Heritage Bank, a state chartered commercial bank, has been serving metro Atlanta’s Southern Crescent since 1955. The independent community bank features a well-rounded offering of commercial and consumer products, and is an active, involved member of the community it serves. The Bank has seven full service offices. The Company’s stock is traded on The Nasdaq Capital Market under the symbol “CCFH.” For more information, visit the Heritage Bank website at www.heritagebank.com.

This press release contains forward-looking statements about our business and prospects, including forward-looking statements with respect to the opportunities presented by a purchase of our shares, as to which there are risks and uncertainties that generally are beyond our control. These risks include the possibility that the repurchase of our stock may not represent the best use of the Company’s capital or ultimately benefit the Company and its shareholders, together with other risks identified from time to time in our filings with the Securities and Exchange Commission. These and other risks and uncertainties could have an adverse impact on our future operations, financial condition, or financial results.